Exhibit 99.4

June 1, 2006

Welcome!

We are very pleased to announce that Vail Banks, Inc., the parent company of WestStar Bank and U.S. Bank will be joining together to serve the businesses and consumers of Colorado. The purchase of Vail Banks, Inc. includes all of the WestStar Bank branch offices in both Denver and the Western Slope of Colorado. As a result, U.S. Bank will also obtain all of WestStar Bank’s retail accounts and business accounts in these offices.

Let us to be among the first to share our excitement and enthusiasm about this agreement between U.S. Bank and WestStar Bank. Together, we can continue to serve the people and businesses in these great markets with outstanding customer service and a full range of value-added products and services. We look forward to sharing information about U.S. Bank with you over the next few weeks and months. The transaction is expected to close some time in the fourth quarter of this year.

U.S. Bank is the nation’s 6th largest financial holding company with approximately $210 billion in assets. U.S. Bank delivers comprehensive consumer banking, commercial banking, private banking, trust, investment and payment systems products and services to more than 10 million individuals, businesses, non -profit organizations, other financial institutions and government entities. U.S. Bank customers can utilize more than 2,430 branch banking offices in 24 states from the Midwest to the West Coast. In addition, U.S. Bank customers have access to 4,941 ATMs, 125 brokerage offices and other specialized loan, leasing, insurance and operations centers throughout the country. Although U.S. Bank customers benefit from a strong, national delivery channel, they know that what is most critical to any business or individual is their relationship with their banker and local office. With this in mind, U.S. Bank has been very purposeful in organizing the company with local and line of business units that enable local decision making, while still offering the most comprehensive set of financial services products.

With this letter, we have enclosed the press release about this transaction, more information about U.S. Bancorp and the answers to some of the questions you may have about the acquisition.

We are committed to sharing all the details of this transition with you as they are determined. The most important thing you can do during this period is to continue to serve your customers and prospects just as you have been doing, with outstanding customer service and the assurance that through this transaction, we will be able to serve them even better in the future. Your continued high-level performance will ensure that, together, we can be the Best Bank in America for our customers, prospects, communities and shareholders.

Sincerely,

Gary Judd	Jerry Grundhofer
President & Chief Executive Office	Chairman & Chief Executive Officer
Vail Bank, Inc.	U.S. Bancorp

This communication is being made in respect of a proposed merger transaction involving Vail Banks and U.S. Bancorp.  In connection with the transaction, Vail Banks will file with the SEC a proxy statement on Schedule 14A and other documents concerning the proposed transaction as soon as practicable.  Before making any voting or investment decision, shareholders are urged to read these documents carefully and in their entirety when they become available because they will contain important information about the proposed transaction.

The final proxy statement will be mailed to Vail Banks’ shareholders.  In addition, the proxy statement and other documents will be available free of charge at the SEC’s Internet Web site, www.sec.gov.  When available, the proxy statement and other pertinent documents also may be obtained for free at the Vail Banks’ web site, www.weststarbank.com, or by contacting Ray Verlinde, SEVP and Chief Administrative Officer, or Lisa Dillon, Vice Chairman, Vail Banks, at telephone number (970) 328-9700.

Vail Banks and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions.  Information regarding Vail Banks’ directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.